[HOGAN & HARTSON LETTERHEAD]

Exhibit 5.1

June 6, 2001

Board of Trustees
Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

      We are acting as counsel to Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to 122,279,170 shares of the Company’s common shares of beneficial interest, par value $.01 per share, 4,250,000 shares of the Company’s Series E cumulative redeemable preferred shares, par value $.01 per share, 6,000,000 shares of the Company’s Series F cumulative redeemable preferred shares, par value $.01 per share, and 4,000,000 shares of the Company’s Series H cumulative redeemable preferred shares, par value $.01 per share (collectively, the “Shares”), pursuant to the terms of the Agreement and Plan of Merger dated as of February 22, 2001, among the Company, EOP Operating Limited Partnership, Spieker Properties, Inc. and Spieker Properties, L.P., as amended by the First Amendment to Agreement and Plan of Merger dated as of May 25, 2001 (as amended, the “Amended Merger Agreement”), which provides for the merger of Spieker with and into the Company, with the Company surviving the merger and related activities (the “Merger”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

      For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement, including the exhibits thereto.

2.	The Amended Merger Agreement.

3.	The Declaration of Trust of the Company, as amended (the “Declaration of Trust”).

Board of Trustees
Equity Office Properties Trust
June 6, 2001

as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Resolutions of the Board of Trustees of the Company adopted at a meeting held on February 22, 2001 and of the Special Committee of the Board of Trustees of the Company adopted as of February 22, 2001 and May 25, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

      In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Company’s Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

      This opinion letter is based as to matters of law on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” and “Maryland General Corporation Law, as amended” include the applicable statutory provisions contained therein and all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

      Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) effectiveness of the Merger pursuant to Maryland law and (iii) issuance of the Shares in accordance with the Amended Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

Board of Trustees
Equity Office Properties Trust
June 6, 2001

      This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.